UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):May 9, 2011

ZIOPHARM Oncology, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-33038	84-1475672
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1180 Avenue of the Americas 19th Floor New York, NY	10036
(Address of Principal Executive Offices)	(Zip Code)

(646) 214-0700
(Registrant’s telephone number, including area code)

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 8.01	Other Events

ZIOPHARM Oncology, Inc. (the “Company”) is updating its expectations regarding the sufficiency of its cash resources to fund ongoing operations to reflect the proceeds received from the exercise of warrants issued to investors in a May 2006 securities offering. With the receipt of these proceeds, the Company estimates that its existing cash will be sufficient to fund its operations into early 2013. Based on its cash position, the Company believes that it is adequately capitalized in the near-term to focus on achieving its product development goals.

As disclosed in the Form 10-Q filed May 5, 2011, investors exercised warrants to purchase approximately 2.2 million shares of the Company’s common stock, at an exercise price of $5.56 per share, resulting in proceeds to the Company of approximately $12.0 million. As of May 5, 2011, and taking into account the issuance of shares upon exercise of the investor warrants, the Company had 68,193,883 shares of common stock issued and outstanding.

The Company’s estimate of the sufficiency of its cash resources is a forward looking statement that involves risks and uncertainties. The Company’s actual cash requirements may vary materially from its current expectations for a number of factors that may include, but are not limited to, changes in the focus and direction of the Company’s development programs, competitive and technical advances, costs associated with the development of its product candidates, its ability to secure partnering arrangements, and costs of filing, prosecuting, defending and enforcing its intellectual property rights. Additional risks and uncertainties that could impact the sufficiency of existing capital reserves to fund continued operations for a particular amount of time, or that could otherwise cause the Company’s actual results and outcomes to differ materially from those anticipated, are discussed under the heading "Risk Factors" and elsewhere in the Company’s filings with the United States Securities and Exchange Commission. The Company assumes no obligation to update these forward-looking statements, except as required by law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZIOPHARM Oncology, Inc.

	By:	/s/ Richard Bagley
Date: May 9, 2011		Name: Richard Bagley
Title: President, Chief Operating Officer and Chief Financial Officer